Exhibit 10.28

Second Addendum to
SETTLEMENT AGREEMENT

This Second Addendum to Settlement Agreement (“Agreement”) is made and entered into effective as of July 7, 2011, by and between Tim J. Mahoney, Bloomfield LLC, and M.I.C. Inc, hereinafter collectively "MAHONEY"), and Hewitt Energy Group, Inc. (“HEG”), Hewitt Operating, Inc. (“HOPIN”) and Richfield Oil & Gas Company (formerly Hewitt Petroleum, Inc.) (Hereinafter collectively “HEWITT”). MAHONEY and HEWITT are referred to as the "the Parties," and any one of the Parties is sometimes referred to as a "Party".

The Parties agree to further modify and amend the Settlement Agreement dated effective as of March 31, 2011, as amended May 17, 2011 (the "Settlement Agreement"), as follows:

1.     Balance Due; Assignment of Lease. HEWITT owes $19,700 as the balance of the Equalizing Payment to MAHONEY under paragraph 6 of the Settlement Agreement, after adjustments for oil sales and operating cots, etc. MAHONEY hereby agrees to assign the Galen Niedenthal and Rudene G. Niedenthal, Ada Niedenthal, Michael and Sue Niedenthal, and the Linda Johnson and Carl Johnson         oil & gas leases to HEWITT (Richfield) in exchange for a purchase price of $20,800. Thus, a total of $40,500 shall be payable by HEWITT to MAHONEY as follows: (a) $7,000 shall be wired to MAHONEY on Friday, July 8, 2011; and (b) the balance of $33,500 shall be wired to MAHONEY on or before August 25, 2011.

2.     No Other Changes. Except as modified hereby, the Settlement Agreement shall remain unchanged and in full force and effect.

Richfield Oil & Gas Company
M.I.C. Inc.	Hewitt Petroleum, Inc.

/s/ Tim J. Mahoney	/s/ J. David Gowdy
By Tim J. Mahoney, President	By J. David Gowdy, President/CEO

Tim J. Mahoney, Individually	Hewitt Energy Group, Inc.

/s/ Tim J. Mahoney	/s/ Douglas C. Hewitt
By Tim J. Mahoney	By Douglas C. Hewitt, President

Bloomfield, LLC	Hewitt Operating, Inc.

/s/ Tim J. Mahoney	/s/ Douglas C. Hewitt
By Tim J. Mahoney, Manager	By Douglas C. Hewitt, President